Exhibit 10.23c

SECOND AMENDMENT TO

LEASE AGREEMENT FOR A GAMMA KNIFE UNIT

(COBALT-60 RELOAD)

This SECOND AMENDMENT TO LEASE AGREEMENT FOR A GAMMA KNIFE UNIT (this "Second Amendment") is dated effective as of the last date signed by the parties (the "Effective Date”) and is entered into by and between GK FINANCING, LLC, a California limited liability company ("GKF"), and THE METHODIST HOSPITALS, INC, and Indiana non-profit corporation (''Hospital”) at 600 Grant Street, Gary, Indiana 46402.

Recitals:

A.         On May 8, 2018, GKF and Hospital entered into a certain equipment Lease Agreement for A Gamma Knife PERFEXION (“Lease”).

B.         Hospital and GKF entered into a First Amendment to the Lease, effective April 18, 2023, to provide for the upgrade of the existing Leksell Gamma Knife unit (the “Perfexion”) that is currently being leased by GKF to Hospital pursuant to the Lease, with a Leksell Gamma Knife – Esprit upgrade package (such Esprit unit leased hereunder is referred to herein as the “Esprit” or the “Equipment”), which will be upgraded at the existing Site at which the Perfexion is currently installed.

C.         Hospital, GKF and Elekta, Inc. entered into a Leksell Gamma Knife End User Agreement contemporaneously with this Lease Agreement (“End User Agreement”).

D.         GKF and Hospital desire to further amend the Lease to provide for the Cobalt-60 reload of the Equipment.

Agreement:

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.    Defined Terms. Unless otherwise defined herein, the capitalized terms used herein shall have the same meanings set forth in the Lease.

2.    Cobalt-60 Reload.

a.         Scheduling and Process for the Reload. Subject to the terms and conditions set forth herein, GKF shall reload the existing Equipment with new Cobalt-60 that meets the manufacturer’s radioactivity level specifications (the “Reload”). GKF shall use its commercially reasonable best efforts to perform the Reload on or about September 2023, or such other time as mutually agreed to in writing by Hospital and GKF, subject to availability of the Cobalt-60, issuance of all regulatory approvals, permits and/or waivers in a timely manner, and completion of construction, if any, of the Site. The parties acknowledge that Hospital may not be able to perform Procedures for approximately three weeks during the Reload. Notwithstanding anything to the contrary contained in this Second Amendment, GKF makes no representation or warranty to Hospital concerning the Reload and GKF shall have no obligation or liability to pay any damages to Hospital resulting from the Hospital’s inability to perform Procedures during the time required for the Reload.  In the event the Cobalt-60 for Reload is not shipped prior to December 31, 2024, then either party may terminate this Second Amendment, which shall then become null and void.

b.         Site Preparation and Rigging. GKF, at its sole cost and expense, shall be solely responsible for the preparation of the Site and the rigging and installation required for the Reload.

c.         Hospital Personnel and Services. Upon request and as required by GKF, Hospital, at Hospital’s cost and expense, shall provide GKF with Hospital personnel (including Hospital’s physicists) and services, including security, in connection with Reload, among other things, to oversee, supervise and assist with compliance with local, state and federal regulatory requirements and with nuclear regulatory compliance issues and the calibration of the Equipment. Hospital shall not be entitled to reimbursement for its personnel costs, internal costs or overhead in connection with the Reload. Notwithstanding anything to the contrary set forth herein, the Reload shall be performed by GKF only after all necessary and appropriate Site modifications (if any), licenses, permits, approvals, waivers, consents and authorizations, and the proper handling of the Cobalt-60 (collectively, the “Permits”), have been obtained by Hospital at Hospital’s sole cost and expense. Subject to Sections 2.a and 2.b above and this Section 2.c, the actual costs of the Reload paid or payable to third parties shall be the responsibility of GKF.

d.         Lender Documentation. Upon request by GKF and at GKF’s reasonable expense, Hospital shall execute and deliver a commercially reasonable form of subordination, attornment and non-disturbance or other documentation if such a document is reasonably requested by the third party financing company which holds a security interest in the Equipment.

e.         Acceptance Tests. Upon receipt of Elekta’s report on the results of the Acceptance Tests (as defined in the Leksell Gamma Knife End User Agreement (“LGK Agreement”), Hospital shall have five (5) business days to review and validate the results of the Acceptance Tests to confirm that the Icon meets the manufacturer’s specifications and documentation. If Hospital fails to respond within such five (5) business day period, Hospital shall be granted a one-time five (5) business day extension to validate and confirm the results of the Acceptance Tests. If Hospital fails to respond within such review period, as extended, Hospital shall be deemed to have validated and confirmed the results of the Acceptance Tests.

f.         Future Reload.  Section 13.2 of the Agreement is amended so that any future reloading of the Cobalt-60 shall only be by mutual Agreement of the parties and no longer in the sole discretion of GKF.

3.    Insurance.  For clarification purposes, the insurance provisions of Section 23.1 and 23.3 of the Lease shall be applicable to GKF for all purposes of the Reload.

4.    Extension of Lease Term. The Term of the Lease as amended is hereby extended for a period of three (3) years to January 15, 2037. All references in the Lease to the “Term” shall refer to the term as extended hereby,

5.    Compensation.

a.         The parties acknowledge that the compensation payable to GKF for the Esprit shall remain as set forth in Paragraph 8 of the Lease. Such compensation as incorporated into this Second Amendment has been negotiated by the parties at arm’s length based upon reasonable and jointly derived assumptions regarding the capacity for clinical services available from the Esprit, Hospital’s capabilities in providing high quality radiation oncology services, market dynamics, GKF’s risk in providing the Esprit, and the provision to GKF of a reasonable rate of return on its investment in support of the Cobalt-60 reload of the Esprit. Based thereon, the parties believe that the Lease Payments represent fair market value for the Use of the Esprit, the Esprit Cobalt-60 reload, maintenance and service, personal property taxes, cost of insurance coverage for the Esprit, and the other additional services and costs to be provided or paid for by GKF pursuant to this Second Amendment and taking into account the Hospital’s payment pursuant to Section 8 in the Lease. Hospital undertakes no obligation to perform any minimum number of procedures on the Esprit, and the use of the Esprit for the performance of procedures is wholly based upon to independent judgement of physicians who order such procedures to meet the medical needs of their patients.

b.         As part of the cost reporting process or otherwise, Hospital may be obligated to report and provide information concerning any discounts, rebates, or other price reductions provided under this Agreement pursuant to 42 U.S.C. § 1320a-7b(b)(3)(A) (the discount exception to the Anti-Kickback Law) and/or 42 C.F.R. § 1001.952(h)(the discount safe harbor to the Anti- kickback Law), or other federal or state laws. Hospital hereby acknowledges its legal obligations to fully and accurately report the discounts, rebates and/or other price reductions it receives under this Agreement per these authorities. GKF agrees to fully and accurately report any discounts on the relevant invoice, coupon or statement submitted to Customer, as applicable. Each party shall retain this Agreement and any other documentation of discounts, rebates, or other price reductions and shall make such information available to federal or state health care programs as required by law.

6.    Full Force and Effect. Except as amended by this Second Amendment, all of the terms and provisions of the Lease as amended shall remain unchanged and in full force and effect and, together with this Second Amendment, represent the entire agreement of the parties with respect to the Esprit and its use by Hospital. Unless the context requires otherwise, with respect to the Esprit, all references in the Lease to (i) the “Agreement” shall be deemed to refer to the Lease, as amended by this Second Amendment; (ii) the “Equipment” shall be deemed to mean the Esprit; (iii) “Installation” shall be deemed to refer to the Esprit Upgrade; (iv) the “Agreement” shall be deemed to refer to the Lease as amended by this Second Amendment; (v) the “Site” shall be deemed to refer to the Site; and (vi) the “Gamma Knife Service Term” or “Term” shall be deemed to refer to the Term, as extended pursuant to this Second Amendment. To the extent any of the terms of the Lease conflict with the terms of this Second Amendment, the terms and provisions of this Second Amendment shall prevail and control. Where not different or in conflict with the terms and provisions of this Second Amendment, all applicable terms and provisions set forth in the Lease are incorporated within this Second Amendment as is if set forth herein and shall apply with equal force and effect to the Esprit. Nothing set forth in this Second Amendment shall relieve either party from any or all of its obligations under the Lease with respect to the Perfexion, including, without limitation, the obligation to pay Lease Payments and the service, insurance and property tax expenses associated with the Perfexion.

[Signatures continued next page]

IN WITNESS WHEREOF, the undersigned have executed this Second Amendment as of the date last written below.

GKF: GK FINANCING, LLC By: /s/Craig K. Tagawa Name: Craig K. Tagawa Title: CEO Dated: 6/13/2023	Hospital: THE METHODIST HOSPITALS, INC By: /s/Matthew Doyle Name: Matthew Doyle Title: President and CEO Dated: 6/13/2023